EXHIBIT 99.1

     Genius Products, Inc. Closes $7M Private Placement Financing

    SAN DIEGO--(BUSINESS WIRE)--March 22, 2004--Genius Products, Inc. (OTCBB:GNPI) today announced the closing of its private placement offering of $7 million. Genius Products will use the proceeds for working capital purposes. Sands Brothers International Limited, an investment banking firm with offices in London and New York, served as selected dealer for the transaction.
    The private placement was priced at $70,000 per unit. Each unit consists of 50,000 shares of common stock and a warrant to purchase 10,000 shares of common stock. The warrants have an exercise price of $3.00 per share and a five-year term. Genius Products will issue 5,000,000 new shares of common stock and warrants to purchase up to 1,650,000 shares of common stock (including those warrants issued as compensation to the selected dealer). In accordance with the terms of the Registration Rights Agreement entered into by the company, the investors and the selected dealer in connection with this financing, the company has agreed to file a resale registration statement for the resale of the common stock and the common stock underlying the warrants by May 18, 2004.
    "We are happy to see investor confidence in our company, products and business plan. We believe that these funds give us the opportunity to carry out our business plan which includes the acquisition of further content," stated Klaus Moeller, Genius Products' Chairman and CEO.

    About Genius Products, Inc.

    Genius Products, Inc. (OTCBB:GNPI) is a multi-brand company that designs and markets family entertainment products including DVDs, videos, CDs and cassettes. The products are sold under various brand names including Baby Genius, Kid Genius, AMC, Bozo the Clown, Paddington Bear, Raggedy Ann & Andy, Guess How Much I Love You, and the Snowman. The company's products are distributed at major retail stores nationwide such as Target, Wal-Mart, Toys R Us, Babies R Us, Borders, Best Buy, and Shopko. The company also licenses the Baby Genius brand to third-party companies for a variety of products including, books, apparel and infant care products. Promotional partners include Kellogg's, The World Famous San Diego Zoo, Parents Magazine, Playtex, Fazoli's, and Child Magazine.

    Safe Harbor Statement

    Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections, prospects, and cause results to differ from these forward-looking statements. Such risks and uncertainties include the company's ability to grow its business and other matters, which are described in the company's filings with the Securities and Exchange Commission.

    CONTACT: Genius Products, Inc., San Diego
             Klaus Moeller, 858-793-8840
             info@geniusproducts.com